AGREEMENT OF MERGER

    THIS AGREEMENT OF MERGER (this "Agreement") is made and entered into effective the 8th day of June, 2000, by and between BLUEGRASS DERMATOLOGY AND SKIN SURGERY CENTER, P.S.C., a Kentucky professional service corporation ("PSC"), whose address is c/o Dr. John L. Buker, 880 Corporate Drive, Ste. 200, Lexington KY 40503; CENTER FOR WEIGHT CONTROL, PSC, a Kentucky professional service corporation ("CWC"), whose address is 880 Corporate Drive, Ste. 200, Lexington KY 40503 (PSC and CWC are sometimes collectively referred to as the "Targets" and individually as a "Target"); LIGHTTOUCH VEIN & LASER OF LEXINGTON, INC., a Kentucky corporation ("Sub"), whose address is 880 Corporate Drive, Ste. 200, Lexington KY 40503; and LIGHTTOUCH VEIN & LASER, INC., a Nevada corporation ("Parent"), whose address is c/o Gregory F. Martini, 10663 Montgomery Road, Cincinnati Ohio 45242.

                              W I T N E S S E T H:

    WHEREAS, PSC presently operates a dermatology medical practice known as "Bluegrass Dermatology and Skin Surgery Center" in Lexington, Kentucky and CWC presently operates a clinic known as "Center for Weight Control" in Lexington, Kentucky (collectively the "Business");

    WHEREAS, Sub has been formed as a wholly-owned subsidiary of Parent, and the parties to this Agreement desire for the Targets to be merged into the Sub in a tax free manner upon the terms and conditions of this Agreement; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(2)(e) of the Internal Revenue Code, as amended;

    NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, and intending to be legally bound, Sub, Parent and Targets hereby agree as follows:

1.  THE MERGER.

    a. At the closing (as defined in Section 5 of this Agreement) and subject to the terms and conditions of this Agreement, Targets shall be merged into Sub and the separate existence of each Target shall thereupon cease, in accordance with the applicable provisions of the Kentucky Business Corporation Act of the Commonwealth of Kentucky.

    b. Sub will be the surviving corporation in the Merger and will continue to be governed by the laws of the Commonwealth of Kentucky, and the separate corporate existence of Sub and all of its rights, privileges, immunities and franchises, public and private, and all its duties and liabilities as a corporation organized under the Kentucky Business Corporation Act will continue unaffected by the Merger.

2.  EFFECT OF MERGER.

    a. The Merger will have the effects specified by the Kentucky Business Corporation Act. As of the Closing, Sub shall succeed to, without other transfer, and shall possess and enjoy, all the rights, privileges, immunities, powers and franchises both of a public and a private nature, and be subject to all the restrictions, disabilities and duties of each of the Targets, and all the rights, privileges, immunities, powers and franchises of each of the Targets, and all property, real, personal and mixed, and all debts due to either of said Targets on whatever account, for stock subscriptions as well as for all other things in action or belonging to each of said corporations, shall be vested in Sub (except to the extent such property is part of the Excluded Assets, as defined herein); and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall be thereafter as effectually the property of Sub as they were of each of the Targets, and the title to any real estate vested by deed or otherwise in either of said Targets shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of either of said Targets shall be preserved unimpaired, limited in lien to the property affected by such liens at the effective time of the Merger, and all debts, liabilities, and duties of said Targets, respectively, shall thenceforth attach to Sub and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by Sub.

    b. Pursuant to the Merger, Sub shall succeed to all of the rights, title and interest in and to the assets of each of the Targets, excluding, however, the Excluded Assets set forth on SCHEDULE "A-1", which shall be distributed by Targets to their respective shareholders prior to the Closing Date. The assets which shall be owned by Targets as of the effective date of the Merger (herein the "Assets") shall include, without limitation:

          i. all personal property described on SCHEDULE "A" to this Agreement (subject to disposals or consumption thereof in the ordinary course of business between the date hereof and the Closing Date) or replacements thereof and alterations thereto in the ordinary course of business between the date hereof and the Closing Date;

          ii. all governmental authorizations, licenses and permits owned by Targets, to the extent that they are transferable and do not terminate or lapse as a result of the Merger, together with any renewals, extensions, or modifications thereof and applications therefor (to the extent assignable);

          iii. all of the written contracts, agreements, commitments, understandings, or instruments relating to the Business, including, without limitation, all leases, and all written agreements, with employees of the Business as of the Closing Date (collectively, the "Contracts") to which either of the Targets is a party or by which it is bound, including without limitation the contracts listed in SCHEDULE "B" to this Agreement, except for those

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contracts listed on SCHEDULE "B-1" to this Agreement (collectively, the
"Excluded Contracts"), which are specifically excluded from the Assets;

          iv.  all books and records of Targets relating to the Business;

          v. all patient lists and medical records relating to the Business to the extent transferable;

          vi. all bank accounts, accounts receivables and notes receivables as of the Closing Date;

          vii. all prepaid expenses as of the Closing Date;

         viii. all telephone numbers associated with the Business; and

          ix.  all goodwill associated with the Business.

    c. On and after the Closing Date, Sub shall pay, perform and discharge, in accordance with their respective terms all debts, liabilities and obligations of both of the Targets, including without limitation:

          i. all liabilities and obligations of Targets from and after the Closing Date under the Contracts listed on SCHEDULE "B" to this Agreement except for the Excluded Contracts, which shall not be part of Targets' Assets as of the Closing Date; and

          ii. all liabilities and obligations listed on SCHEDULE "C" to this Agreement.

     All parties to this Agreement agree and acknowledge that the indebtedness described on Schedule C as the PNC Debt may need to restructured as required by PNC Bank in connection with obtaining its consent to the merger transaction described herein or may need to be refinanced with a third party. Such action required by PNC Bank or any other third party who may refinance such debt may include the execution by Sub of an amendment or restatement of the notes payable to PNC Bank or such other party evidencing such debt, and that Sub shall become an obligor of such debt, and that all of the Sub's assets shall secure the PNC Debt or any refinancing thereof. All parties to this agreement agree to cooperate at all times hereafter with PNC Bank or any third party refinancing said debt in completing the debt restructuring or refinancing, and Sub agrees to execute any notes, security agreements or other documents in which it becomes primarily liable for such debt and pledges its assets to secure said debt, but Parent shall not be obligated to guarantee or become liable for such debt nor pledge its assets to secure same. All parties that the PNC Debt or any refinancing thereof shall include up to an additional $75,000 to be used by the Sub for expansion of its operations.

3.   CONSIDERATION.

     a. CONVERSION OF TARGETS' SHARES IN THE MERGER. Pursuant to this Agreement and by virtue of the Merger and without any action on the part of any holder of any capital stock of either Target, the combined issued and outstanding shares of common stock of PSC and CWC shall be converted into 750,000 and 250,000 shares respectively, for a total of One Million (1,000,000) shares, of the validly issued, fully paid and nonassessable common stock, par value $0.001 per share, of Parent ("Parent Common Stock").

     b. PROMISSORY NOTE OF SUB. As additional consideration for the Merger, on the Closing Date Sub shall execute and deliver to Target's shareholders a promissory note of Sub in the principal sum of One Million and No/100 Dollars ($1,000,000.00) (the "Note"), and which shall be in the form attached hereto as Schedule D. The Note shall be secured by a security interest in all of the Sub's assets, pursuant to a security agreement and financing statement in the form attached hereto as Schedule E (the "Security Agreement"), which security interest shall be subordinate only to the prior security interests in favor of PNC Bank securing the existing notes payable by the PSC and Drs. John and Patricia Buker to PNC Bank (the "PNC Bank Debt"), which upon completion of the Merger shall become the obligation of Sub and which Sub shall pay as and when due after the Closing in accordance with the terms of the instruments evidencing and securing the PNC Bank Debt. The Note shall also be secured by a Leasehold Mortgage from Sub to Target's shareholders encumbering the leasehold interests in real estate which is part of the Targets' Assets as of the Merger (the "Leasehold Mortgage") in the form attached hereto as Schedule F. The Security Agreement and the Leasehold Mortgage are herein referred to as the "Security Documents". The consideration referred to in Sections 3(a) and 3(b) is hereinafter referred to as the "Consideration".

     c.   The  Consideration   above  shall  be  paid  by  Sub  and  Parent,  as
applicable, to Targets' shareholders on the Closing Date in the form of the Parent Common Stock and the Note, together with the Security Documents.

4.   POST-CLOSING EMPLOYMENT MATTERS.

     a. TARGETS' EMPLOYEES. Sub shall retain all employees of Targets at their existing compensation levels and positions and on the same basis as they are now employed by Targets (except as hereinafter set forth). The retention of Targets' employees shall not constitute an employment contract between Sub and retained employees and Sub shall be free to discharge the retained employees in accordance with existing law, except with respect to Drs. John L. Buker, Dr. Patricia Buker and Dr. Donna Roth, whose employment relationship with Sub shall be as set forth herein and in a separate agreement with Dr. John L. Buker, or a professional services corporation that he may form through with to provide such services to the Sub (the "Medical Services Agreement") entered into at Closing, in the form attached hereto as Exhibit G. The total compensation to Dr. John L. Buker, Dr. Patricia Buker and Dr. Donna Roth that shall be payable until the
Note is paid in full is $600,000, with the division of such compensation to be determined by Dr. John L. Buker. In addition, Dr. John L. Buker shall be entitled to a bonus payment computed in accordance with the Medical Services Agreement. The employment contract of each physician shall contain a non-compete clause limited to the term of the employment.

     b. DR. DONNA ROTH. In addition to Dr. Roth's base compensation, at any time during the period of time from the Closing and ending on the later of (i) 2 years from the Closing, or (ii) the date on which the Note is paid in full, Medical Director shall have the right to request, and the Parent shall cause, the Parent's Stock Option Plan Committee to grant options to Dr. Roth to purchase up to 60,000 shares of the common stock in Parent (as adjusted for any intervening stock splits, stock dividends or other similar changes in shares outstanding which do not involve an investment of money in the Parent), and which are in addition to any options granted to Dr. Roth under the provisions of
Section 4 (c) below, all in accordance with Parent's 1999 Stock Option Plan. The stock options granted to Dr. Roth under this paragraph shall have an exercise price of $4 per share.

     c. EMPLOYEE STOCK OPTIONS. During the period of time from the Closing and ending on the later of (i) 2 years from the Closing, or (ii) the date on which the Note is paid in full, Medical Director shall have the right to request that the Parent's Committee grant options to purchase common stock in Parent to any employees of Sub in an aggregate amount equal to One Hundred Thousand (100,000) shares of Parent Common Stock, (as adjusted for any intervening stock splits, stock dividends or other similar changes in shares outstanding which do not involve an investment of money in the Parent), all in accordance with Parent's 1999 Stock Option Plan. The stock options granted under this paragraph shall have an exercise price of $4 per share.

     d. PROFESSIONAL NEGLIGENCE COVERAGE FOR PHYSICIANS. The Sub shall pay the premiums for professional negligence and malpractice coverage for all physicians providing services for Sub.

5.   CLOSING; REASONABLE EFFORTS

     a. The closing of the Merger and the transactions contemplated by this Agreement (the "Closing") shall take place at a time and place mutually agreed on or before June 8, 2000, time being of the essence, or at such other time, date or place upon which Parent, Sub and Targets shall agree in writing (the "Closing Date").

     b. At the Closing, concurrently with the discharge of the other party's respective closing obligations:

          i. TARGET'S CLOSING ITEMS. Each of the Targets, as applicable, shall deliver to Sub:

               (1)  Executed  Articles  of  Merger  and a  Plan  of  Merger  and
Reorganization   in  such  form  as  required  to  effect  the  Merger  and  the transactions contemplated hereby;

               (2) A resolution of Targets' directors and shareholders approving the Merger and the related transactions, in form and substance satisfactory to Sub and Parent and certified by each Target's secretary as of the Closing Date;

               (3) the opinions of counsel and certificates required by this Agreement;

               (4) on or before June 30, 2000, the information described on the "generic client assistance schedule, 2000" a copy of which has been provided to Targets' shareholders, provided, however, to the extent any expense is incurred by Targets' shareholders or Sub in connection with the provision of such information, all such expense shall be paid by Sub; and

               (5) any and all other documents reasonably requested by Sub and Parent to effectuate the Merger and the transactions contemplated by this Agreement.

          ii. SUB AND PARENT'S CLOSING ITEMS. Sub and Parent shall deliver to Targets and their shareholders as Target may designate:

               (1) The certificates for the Parent Common Stock, the Note, the Security Agreement, Leasehold Mortgage and UCC-1 Financing Statements;

               (2)  Executed  Articles  of  Merger  and a  Plan  of  Merger  and
Reorganization   in  such  form  as  required  to  effect  the  Merger  and  the transactions contemplated hereby;

               (3) The opinion of counsel and certificates required by this Agreement;

               (4) The Medical Services Agreement and employment contracts with Dr. Patricia Buker and Dr. Donna Roth in accordance with the terms of this Agreement;

               (5) A Resolution of the Sub and Parent approving the execution, delivery and performance of the Merger, this Agreement and the transactions contemplated thereby, in form and substance satisfactory to Targets and certified by the Sub and Parent's secretary as of the Closing Date; and

               (6) any and all other documents reasonably requested by Targets or their shareholders to effectuate the Merger and the transactions contemplated by this Agreement.

6. REPRESENTATIONS AND WARRANTIES OF TARGETS. Targets represent and warrant to Sub and Parent, and acknowledge that Sub and Parent rely on such representations and warranties in entering into and proceeding under this Agreement, that:

     a. EXECUTION, AND DELIVERY OF THIS AGREEMENT. The execution and delivery by Targets of this Agreement and the consummation by Targets of the transactions contemplated hereby will not conflict with or constitute a violation, breach, or default under any material contract, trust agreement, mortgage, indenture, or other agreement or instrument to which either Target is a party or by which either is bound or to which Targets or any of their properties is subject.

     b. CONSENTS. No provision of any material contract, trust agreement, mortgage, indenture, or other agreement or instrument to which either Target is a party or by which either is bound or to which Targets or any of their properties is subject requires the consent or authorization of any other person or entity as a condition precedent to the consummation of the transactions contemplated by this Agreement, except those which may have been obtained. No governmental consents or authorizations are required for the Merger of Targets and Sub or the operation of the Business by Sub.

     c. FINANCIAL STATEMENTS OF TARGETS. The statement of assets, liabilities and equity - income tax basis of each of the Targets as of March 31, 2000, together with statement of revenue and expense for the three months then ended, copies of which have been provided to Parent and Sub, have been prepared by Targets' regular CPA firm in on an income tax basis, but otherwise in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial condition of each of Targets at the dates indicated and the results of operations for the periods indicated.

     d. BROKERS. No person or entity is entitled to any brokerage or finder's fee or commission or other like payment in connection with the negotiations relating to or the transactions contemplated by this Agreement, based on any agreement, arrangement, or understanding with Targets, or any of Targets' respective officers, directors, agents, or employees.

     e. CURRENT LITIGATION. To Targets' knowledge, there are no claims of any kind or any actions, suits, or proceedings threatened or pending in any court or before any governmental commission or agency against either of the Targets, or against the Assets, which are material to the Business and Targets are aware of no facts, conditions, or circumstances that could provide a basis for any such claims, actions, suits, or proceedings. Each Target has complied in all material respects with and is not in material violation of any order, writ, injunction, or decree of any court, agency, or instrumentality relating to the Assets and/or the Business to Targets' knowledge.

     f. TITLE TO ASSETS. Each Target, as applicable, has good, marketable, fee simple title to the Assets. The Assets (exclusive of the Excluded Assets and Excluded Contracts) constitute all of the tangible and intangible assets which are reasonably necessary and adequate to the operation of Targets' Business as it is presently conducted. At the Closing Date, the Assets shall be free and clear of all mortgages, pledges, security interests, liens, charges, subleases, restrictions or encumbrances of any nature whatsoever, except for the liens securing the PNC Debt.

     g. ENVIRONMENTAL MATTERS. To each Target's knowledge, each Target is in material compliance with all applicable federal, state, and local laws, rules, regulations, ordinances, and requirements relating to health, safety and the protection of the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC 9601 et seq. and the Resource Conservation and Recovery Act, 42 USC 6901 et seq.; and to each Target's knowledge, each Target has received all governmental licenses, permits, and registrations (federal, state, county and local) materially necessary to operate its Business as it has been conducted to date including, but not limited to, those required by such laws, rules and regulations; and each Target has not received any notice of noncompliance with any such laws, rules or regulations.

     h. TAX MATTERS. Each Target has duly and timely filed all federal, state, local and foreign tax returns, tax information returns, and reports required to be filed through the date of this Agreement, and has paid or made adequate provision by reserve or accrual for payment of all federal, state, and local income, property, sales, use, profits, occupancy, employment, excise, customs duties or other taxes of any nature whatsoever which have become due pursuant to such returns and reports, or pursuant to any assessment received by it, which taxes or assessments, if not paid by each Target, would become the liability of Sub, except for taxes the validity of which either Target may be contesting in good faith in appropriate proceedings.

     i. CONTRACTS; AGREEMENTS. Except for this Agreement or any agreement contemplated hereby, and the Contracts listed in SCHEDULE "B" and the Excluded Contracts listed in SCHEDULE "B-1", each Target is not a party to or subject to, whether written or oral, (i) any management, employment or consulting contract or any other contract or arrangement with any employee, agent or representative which is not by its own terms terminable at will upon thirty (30) days written notice, without penalty, or (ii) any contract, agreement or arrangement having, or which will have, a material, adverse effect upon the Assets or the Business, including (but not limited to) term loan arrangements and other agreements with creditors.

     j. ABSENCE OF RECOMMENDED CORRECTIVE ACTIONS. To each Targets' knowledge, there are no presently active recommendations or requirements of any insurance company that has issued a policy with respect to the Assets and/or Business of Targets nor is any governmental authority requiring or recommending any work to be done or action taken on or with respect to the Assets and/or Business of Targets, or is requiring or recommending any equipment or facilities be installed on or other action taken in connection with the Assets and/or the conduct of Targets' Business.

     k. ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty of either Target contained in this Agreement, or in any certificate, schedule, exhibit, or other document furnished pursuant hereto, contains any untrue statement of a material fact.

7. REPRESENTATIONS AND WARRANTIES OF SUB AND PARENT. Sub and Parent represent and warrant to Targets and their shareholders, and acknowledge that Targets and their shareholders are relying on such representations and warranties in entering into and proceeding under this Agreement, that:

     a. LEGAL STANDING. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and any and all other jurisdictions where required by law, with full power and authority to enter into this Agreement and all other agreements contemplated by this Agreement and to consummate the transactions contemplated hereunder and thereunder. Sub is a Kentucky corporation which is a corporation wholly owned by Parent and duly organized, validly existing, and in good standing under the laws of the State of Kentucky and any and all other jurisdictions where required by law, with full power and authority to enter into this Agreement and all other agreements contemplated by this Agreement and to consummate the transactions contemplated hereunder and thereunder.

     b. AUTHORIZATION, EXECUTION, AND DELIVERY OF THIS AGREEMENT. This Agreement has been duly authorized by all necessary legal action of Sub and Parent and has been duly executed and delivered by Sub and Parent. The execution and delivery of this Agreement by Sub and Parent and the consummation of the transactions contemplated hereunder will not conflict with or constitute a violation of any provisions of the Articles of Incorporation or By-laws of Sub and Parent or conflict with or constitute a violation, breach, or default under any material contract, trust agreement, mortgage, indenture, or other agreement or instrument to which Sub or Parent is a party or by which Sub or Parent is bound or to which Sub or Parent or any of its properties is subject.

     c. CONSENTS. No provision of the Articles of Incorporation or By-laws of Sub or Parent or of any material contract, trust agreement, mortgage, indenture, or other agreement or instrument to which Sub or Parent is a party or by which it is bound or to which Sub or Parent or any of its properties is subject requires the consent or authorization of any other person or entity as a condition precedent to the consummation of the transactions contemplated hereby.

     d. FINANCIAL STATEMENTS OF PARENT. The financial statements of the Parent as of December 31, 1999 together with related statements of operations and deficit and changes in financial position for the years then ended, and the notes thereto, all of which have been reported by Clark, Schaeffer, Hackett & Company, certified public accountants, which have been delivered to Targets and Targets' shareholders, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial condition of Parent at the dates indicated and the results of operations for the periods indicated.

     e. BROKERS. No person or entity is entitled to any finder's or brokerage fee or commission or other like payment in connection with the transactions contemplated by this

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Agreement based on agreements, arrangements, or understandings with Sub, or any of Sub's respective members, managers, agents, or employees.

     f. CURRENT LITIGATION. There are no claims of any kind or any actions, suits, or proceedings threatened or pending in any court or before any governmental commission or agency against either Sub or Parent, or against their assets or businesses, and neither Sub nor Parent are aware of any facts, conditions, or circumstances that could provide a basis for any such claims, actions, suits, or proceedings. Sub and Parent have each complied in all material respects with and is not in material violation of any order, writ, injunction, or decree of any court, agency, or instrumentality.

     g. ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty of Sub contained in this Agreement, or in any certificate, schedule, exhibit, or other document furnished pursuant hereto, contains any untrue statement of a material fact.

     h. NO VIOLATION OF LAWS. Neither Sub nor Parent has received, nor is it aware of, any notice or citation of violation of any law, ordinance, regulation or directive of any governmental or quasi-governmental authority having, or claiming, jurisdiction with respect to Sub or Parent.

     i. TAXES. Sub and Parent have filed all tax returns required to be filed by it under the laws of the United States of America, and each State or other jurisdiction in which it is required to do so and has paid all taxes for the periods covered by such returns.

8. CIRCUMSTANCES PRIOR TO CLOSING. From the date of this Agreement until the Closing Date, Sub and Parent shall promptly notify Targets, and Targets shall promptly notify Sub and Parent, upon receipt of actual notice or knowledge of any fact which would make any representation or warranty contained in this Agreement untrue in any material respect.

9. OBLIGATIONS OF TARGET PRIOR TO CLOSING. From the date of this agreement until the Closing Date, each Target shall use its reasonable efforts to:

     a. Afford Sub, its accountants, counsel, technical advisors, and other representatives free and reasonable access during normal business hours to the offices, equipment, facilities, records, files, contracts, agreements, books of account, and tax returns of Targets relating to the Assets and the Business and furnish Sub and Parent with all information concerning the Assets and the Business as Sub shall reasonably request;

     b. Use its reasonable efforts to continue in force policies of insurance which insure the Assets and the Business with such amounts of coverage as are reasonably available, and continue in force all bonds, surety contracts, or guaranties relating to the Business set forth in any schedule to this Agreement;

     c. Not enter into any employment agreement relating to the Business with any person (except as specifically described herein) unless such Target has the right to terminate such employment agreement without liability;

     d. Not knowingly take any action or omit to take any action which will result in the material violation by either Target of any law applicable to this transaction or cause a material breach by either Target of any of the representations and warranties of either Target set forth in this Agreement or any lease, agreement, contract, or commitment to which either Target is a party; and

     e. Give Sub written notification of any material changes taking place after the delivery of any Schedules and other documents which would have been reflected in such documents had such changes occurred prior to the time such documents were first delivered.

10. OBLIGATIONS OF SUB AND PARENT PRIOR TO CLOSING. From the date of this Agreement until the Closing Date, Sub and Parent shall:

     a. Not knowingly take any action or omit to take any action which will result in the material violation by Sub or Parent of any law applicable to this transaction or cause a material breach by Sub or Parent of any of the representations and warranties of Sub or Parent set forth in this Agreement; and

     b. Use its reasonable efforts to obtain prior to Closing all consents by third parties and all governmental authorizations, licenses and permits which are necessary for Sub or Parent's performance of this Agreement or for Sub's ownership and operation of the Business following the Closing Date.

11. CONDITIONS TO SUB'S OBLIGATION. The obligation of Sub and Parent to consummate on the Closing Date the transactions contemplated by this Agreement will be subject to the satisfaction of each of the following conditions on or prior to the Closing Date, unless waived by Sub and Parent:

     a. OPINION OF COUNSEL FOR TARGET. Sub and Parent shall have received the written opinion of counsel for each Target, dated the Closing Date.

     b. REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Target contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, except for changes resulting from the ordinary course of each Target's Business, or as contemplated by this Agreement.

     c. PERFORMANCE OF THIS AGREEMENT. Each Target shall have performed and observed in all material respects its covenants and obligations as set forth in this Agreement prior to or on the Closing Date.

     d. LITIGATION. There shall be no injunction, decree, or order issued by any court, governmental agency, or authority, or any litigation instituted by any governmental agency or authority challenging or seeking to prohibit or enjoin any of the transactions contemplated by this Agreement.

     e. CONDITION OF ASSETS. No material portion of the Assets shall have been damaged or destroyed by fire, flood, or other casualty which is not covered by insurance.

     f. MATERIAL CLAIMS. No material claim shall have arisen, of which either Target is aware, that is not adequately covered by insurance policies maintained by such Target, and each Target shall have delivered a certificate to that effect signed by the chief executive officer of such Target and dated as of the Closing Date.

     g. UCC OPINION. Sub shall have, at its own cost and expense, obtained and received the results of a Uniform Commercial Code (UCC) search certifying that all of the Assets are free, clear and unencumbered as of the Closing Date, except for the first priority security interest securing the PNC Debt, which shall remain on the Assets after the Closing, and except for the security interest in favor of Targets' shareholders securing the Note which is part of the Consideration.

     h. AFFIDAVIT OF TITLE. Sub shall have received an Affidavit of Title from each Target, in a form satisfactory to Sub's counsel, as to all of the Assets.

     i. THIRD PARTY CONSENTS. Each Target shall have received all necessary consents and approvals of third parties as may be required with respect to any Contracts assumed by Sub.

     j.   GOVERNMENTAL   CONSENTS.   Each  Target  shall  have   received   such
governmental licenses and permits as may be required for the operation of the Business.

     k. RECEIPT OF CLOSING ITEMS. Sub shall have received each Target's Closing Items in accordance with this Agreement.

12. CONDITIONS TO EACH TARGET'S OBLIGATION. The obligation of each Target to consummate on the Closing Date the transactions contemplated by this Agreement will be subject to the satisfaction of each of the following conditions on or prior to the Closing Date, unless waived by such Target:

     a. OPINION OF COUNSEL FOR SUB AND PARENT. Targets shall have received the written opinion of counsel to Sub and Parent, dated the Closing Date.

     b. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sub and Parent contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and Sub and Parent shall have delivered to Targets a certificate signed by an authorized officer of Sub and Parent and dated the Closing Date.

     c. PERFORMANCE OF THIS AGREEMENT. Sub and Parent shall have performed and observed in all material respects its covenants and obligations under this Agreement prior to or on the Closing Date and Sub shall have delivered to Targets a certificate signed by an authorized member of Sub and Parent and dated the Closing Date.

     d. LITIGATION. There shall be no injunction, decree, or order issued by any court, governmental agency, or authority, or any litigation instituted by any governmental agency or authority, challenging or seeking to prohibit or enjoin any of the transactions contemplated by this Agreement.

     e. TARGETS' DUE DILIGENCE. Each Target shall have independently investigated the restrictions and limitations on transfer with respect to the Parent Common Stock issued to the shareholders of each Target under this Agreement as part of the Consideration and is satisfied as to the nature and quality of such stock based on the financial information and disclosures provided by Sub and Parent to Targets and their shareholders.

     f. RECEIPT OF CLOSING ITEMS. Targets and their shareholders shall have received Sub and Parent's Closing Items in accordance with this Agreement.

13. ADDITIONAL COVENANTS OF TARGETS, PARENT AND SUB. Targets, Parent and Sub hereby additionally covenant as follows, each of which covenants shall survive the Merger and the Closing Date:

     a. Any common stock of Parent into which Target's shareholders may convert the Note under the conversion option contained therein shall not be subject to any restrictions on resale, other than the requirements of federal and state securities laws.

     b.   Sub and Parent  agree that from and after the  Closing  Date until the
Note is paid in full, Dr. John L. Buker, shall, at his option, serve as the sole officer and director of the Sub and that he shall have the sole decision making authority with respect to the day to day operations of the Sub's business, and shall have the right to approve or reject all proposed expenditures to be made by or on behalf of Sub.

     c. Parent agrees that it shall provide to Sub from and after the Closing access to and use of all marketing materials developed by Parent or any of its other subsidiaries, with the costs associated with any such use paid by Sub.

     d. Sub and Parent agree that upon the termination of employment of Dr. John L. Buker or Dr. Patricia Buker for whatever reason, each of such doctors shall have the right to receive and make use of a list of all of the Subs' patients' names, addresses and phone numbers in the same form as maintained by Sub, but not any patient records.

     e. After the closing, each of the Targets agrees to provide information reasonably requested by auditors and accountants of Sub and Parent as may be necessary to complete audits of the books and records of the Targets at the sole expense of the Parent.

14. BOOKS AND RECORDS. Each Target agrees that, prior to the Closing Date, Sub shall be afforded full and complete access to all of each Target's books, records and properties relating to the Assets and the Business, and shall be furnished with copies of management prepared financial statements for the Assets and the Business for all periods through the Closing Date.

15. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The parties hereto agree that the representations, warranties, covenants, and other agreements contained in this Agreement or in any document, certificate, instrument, exhibit, or disclosure schedule delivered in connection herewith shall survive the Closing and continue to be binding regardless of any investigation made at any time by the parties. Said survival is not intended to alter or extend the date as of which said representations and warranties speak. Sub and Parent agree and acknowledge that all representations, warranties, covenants and agreement made herein by each of them is for the benefit of Target's shareholders as of the Closing Date, and shall be enforceable directly by such shareholders against Sub and Parent.

16. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement and the other documents specifically identified herein, including the Schedules hereto, constitutes and contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes any prior writing by the parties. The parties may, by mutual agreement in writing, amend this Agreement in any respect, and any party, as to such party, may in writing (a) extend the time for the performance of any obligations of any other party; (b) waive any inaccuracies in representations and warranties by any other party; (c) waive performance of any obligations by any other party; and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations hereunder. No such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement. Any such amendment or waiver must be signed by an officer of the parties or party to such amendment or waiver.

17. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party but all of which taken together shall constitute one and the same agreement.

19. EXPENSES. Except as otherwise provided in this Agreement, the Sub shall pay all legal fees and expenses (including fees and expenses of legal counsel, financial consultants, accountants or other representatives) incurred by Targets in connection with the negotiation, execution, or closing of this Agreement and the other transactions contemplated by this Agreement, and the Parent shall pay all legal fees and expenses (including fees and expenses of legal counsel, financial consultants, accountants or other representatives) incurred by Sub in connection with the negotiation, execution, or closing of this Agreement and the other transactions contemplated by this Agreement.

20. NOTICES. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement will be in writing and will be deemed to have been given on the date of delivery personally or of deposit in the United States mail, postage pre-paid by registered or certified mail, return receipt requested, as follows:

         TO PSC:           BLUEGRASS DERMATOLOGY AND SKIN SURGERY CENTER,
                           P.S.C.
                           Attn:  Dr. John L. Buker
                           880 Corporate Drive, Suite 200
                           Lexington, Kentucky  40504

         WITH A COPY TO:
                           Dan M. Rose, Esq.
                           Stoll, Keenon & Park, LLP
                           201 E. Main Street, Ste. 1000
                           Lexington, Kentucky  40507-1380

         TO CWC:
                           CENTER FOR WEIGHT CONTROL, INC.
                           Attn:  Dr. Patricia Buker
                           880 Corporate Drive, Suite 200
                           Lexington, Kentucky  40504

         WITH A COPY TO:
                           Dan M. Rose, Esq.
                           Stoll, Keenon & Park, LLP
                           201 E. Main Street, Ste. 1000
                           Lexington, Kentucky  40507-1380

         TO SUB:
                           Light Touch Vein & Laser of Lexington, Inc.
                           Attn:  Gregory F. Martini
                           10663 Montgomery Road
                           Cincinnati Ohio 45242

         WITH A COPY TO:
                           Lance Lucas, Esq.
                           7801 U.S. 42
                           Florence, KY  41042

         TO PARENT:
                           Light Touch Vein & Laser, Inc.
                           Attn:  Gregory F. Martini
                           10663 Montgomery Road
                           Cincinnati Ohio 45242


21. THIRD PARTY RIGHTS. This Agreement is intended to benefit the Targets' shareholders and is enforceable against the Parent and Sub by Targets' shareholders, but otherwise nothing in this Agreement shall be deemed to create any right with respect to any person or entity not a party to this Agreement.

22. PARTIES IN INTEREST; ASSIGNMENT. All covenants and agreements contained in this Agreement by or on behalf of any of the parties to this Agreement shall bind and inure to the benefit of their respective successors and assigns, whether so expressed or not. No party to this Agreement may assign its rights or delegate its obligations under this Agreement to any other person or entity without the express prior written consent of the other party.

23. GOVERNING LAW. This Agreement and the performance hereof will be construed in accordance with, and governed by, the laws of the State of Kentucky without reference to its conflicts of laws rules.

24. SCHEDULES. The Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein by reference in their entirety as if fully set forth in this Agreement at the point where first mentioned.

25. SECTION HEADINGS. The section headings contained in this Agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this Agreement.

26. TIME OF ESSENCE. Time is of the essence to the performance of the obligations set forth in this Agreement.

27. REMEDIES. Targets, Sub and Parent represent and acknowledge that, because of the unique nature of the Business and the Assets, failure of either party to carry out its obligation to perform this Agreement on the Closing Date would cause irreparable injury. Targets, Sub and Parent accordingly agree that, in addition to any other remedies available to Targets, Sub and Parent, any such failure by any party to perform this Agreement shall be subject to the remedy of specific performance.

28. FURTHER ASSURANCES. Targets, Sub and Parent agree to execute and deliver all of the agreements, documents and instruments required by the terms of this Agreement and to execute such other agreements, documents or instruments and take such further actions as may be necessary or desirable to effectuate the transactions contemplated hereby, whether prior to, at or after the Closing.

29. CONFIDENTIALITY. Targets, Parent and Sub agree that the terms of this Agreement and related documents shall be confidential and neither Targets, Parent or Sub or their officers or directors, employees, agents or affiliates shall disclose the contents of the Agreement to any third party, except to the extent the terms of the Merger are required to be disclosed in the Articles of Merger. Notwithstanding the foregoing, disclosure shall be permitted as required by law including, but not limited to, requirements to disclose material portions of the terms of this Agreement and related documents under federal and state securities law and or regulations.

30. WAIVER OF RIGHTS TO JURY TRIAL. Each of the parties to this Agreement hereby voluntarily, expressly and intentionally waive any right that they may have to a trial by jury in respect of any litigation arising from or connected with this Agreement or the transactions contemplated hereby.

31. JURISDICTION AND VENUE. The parties agree that the sole proper venue for the determination of any litigation commenced by any of the parties against the other on any basis shall be in a court of competent jurisdiction which is located in Fayette County, Kentucky, and the parties hereby expressly declare that any other venue shall be improper and each party expressly waives any right to a determination of any such litigation in any other venue. Each party further agrees that service of process by any judicial officer or by registered or certified U.S. mail shall establish personal jurisdiction over such party and each party waives any rights under the laws of any state to object to jurisdiction within the Commonwealth of Kentucky. Each party to this Agreement submits to the jurisdiction os said courts. The aforesaid means of obtaining personal jurisdiction and perfecting service of process are not intended to be exclusive, but are cumulative and in addition to all other means of obtaining personal jurisdiction and perfecting service of process now or hereafter provided by the laws of the Commonwealth of Kentucky.

     IN WITNESS WHEREOF, Targets, Parent and Sub have caused this Agreement of Merger to be executed by their duly authorized officers as of the day, month and year first written above.

                                        PSC:
                                        BLUEGRASS DERMATOLOGY AND SKIN
                                        SURGERY CENTER, P.S.C.

                                        BY: ____________________________________
                                        NAME:_________________________
                                        TITLE:________________________

                                        CWC:
                                        CENTER FOR WEIGHT CONTROL, PSC

                                        BY: ____________________________________
                                        NAME:_________________________
                                        TITLE:________________________


                                        SUB:
                                        LIGHTTOUCH VEIN & LASER OF
                                        LEXINGTON, INC.

                                        BY: ____________________________________
                                        NAME:_________________________
                                        TITLE:________________________

                                        PARENT:
                                        LIGHTTOUCH VEIN & LASER, INC.

                                        BY: ____________________________________
                                        NAME:_________________________
                                        TITLE:________________________

                                  SCHEDULE "A"
                        PERSONAL PROPERTY (THE "ASSETS")

1.   THE LIST OF OFFICE INVENTORY ATTACHED HERETO.

                                 SCHEDULE "A-1"
                                 EXCLUDED ASSETS

1. Note and accounts receivable from Dr. John L. Buker and/or Dr. Patricia Buker as shown on the Targets' March 31, 2000 statement of assets, liabilities and equity, which shall be distributed to the Target's shareholders prior to the Closing, but all other accounts receivable from all other parties are included in the assets which the Targets will own as of the date of the closing.
2.   Personal office furniture, art, and effects for John and Pat Buker
3.   Medical Texts (printed and electronic)
4.   Computers,   software,  data,  and  peripherals  at  following locations:
     John Buker's  office
     Pat Buker's office
     John Buker's home office
     Pat Buker's  home  office
     Laptop
5.   3 framed art prints in  following  locations
       Mohs waiting room over couch
     CWC hallway
     Exam room 2
6. All domain names, websites and content, currently registered to John or Pat Buker or to Bluegrass Dermatology or CWC
7. All property, intellectual, electronic, and physical related to PracticeSuite.com, Inc.
8.   Patient records for Drs. John and Pat Buker
9. The name "Bluegrass Dermatology and Skin Surgery Center", except that Sub shall have permission to use the name to aid in the transition of the PSC's business to the Sub after the merger.
10. Any and all of the Assets which pertain to PSC's insurance and third party paid Business, which consist entirely of reimbursement contracts with insurance companies and third party payors.
11. The name, "Center for Weight Control", except that Sub shall have permission to use the name to aid in the transition of the PSC's business to the Sub after the merger.
12. Any and all of the Assets which pertain to CWC's insurance and third party paid Business, which consist entirely of reimbursement contracts with insurance companies and third party payors.
13. All marketing and advertising materials of both PSC and CWC, including, without limitation, all literature, displays, brochures, photographs, slides, advertising artwork and logos, except that Sub shall have a license to use such materials in its business operations for as long as Dr. John L. Buker is employed by the Sub.

                                  SCHEDULE "B"

                                  THE CONTRACTS

1.   Real Estate Lease with Ronald C. Switzer dated August 14, 1996.

2.   GTE Capital Trans Leasing Agreement dated August 16, 1999.

3.   HPSC Lease Agreement for Candela Equipment dated December 1, 1999.

                                 SCHEDULE "B-1"
                               EXCLUDED CONTRACTS

NONE

                                  SCHEDULE "C"
                                   LIABILITIES

                                       PSC

1. Indebtedness evidenced by that certain Promissory Note dated February 28, 1999, payable to Dr. John L. Buker and Patricia H. Buker by PSC and CWC, in the original principal amount of $367,779.34, the outstanding principal amount of which as of May 4, 2000, was $344,820.12, plus accrued interest thereon at the prime rate per annum (a copy of the note is attached hereto). This note represents a loan by the Bukers of the proceeds from a loan that they obtained from PNC Bank as evidenced by that certain Promissory Note dated February 28, 1999, payable to PNC Bank by Dr. John L. Buker and Patricia H. Buker, in the original principal amount of $367,779,34, the outstanding principal amount of which as of May 4, 2000, was $344,820.12, plus accrued interest thereon at the prime rate per annum (a copy of the note is attached hereto). The proceeds of the note owed by the Bukers to PNC Bank have been loaned to PSC and CWC on the exact same terms and conditions of the note payable by the Bukers to PNC Bank and represent the obligation of PSC and CWC being assumed by Sub hereunder.

2. Indebtedness evidenced by that certain Promissory Note of PSC dated February 26, 1999, payable to PNC Bank by Center for Weight Control PSC in the original principal amount of $110,306.51, the outstanding principal amount of which as of May 3, 2000, was $92,234.46, plus accrued interest thereon at the prime rate per annum (a copy of the note is attached hereto).

3. Indebtedness evidenced by that certain Promissory Note dated December 18, 1998, payable to Dr. John L. Buker and Patricia H. Buker by PSC and CWC, in the original principal amount of $18,740.00, the outstanding principal amount of which as of May 3, 2000, was $10,902.50, plus accrued interest thereon at the rate of 7.75% per annum (a copy of the note is attached hereto). This note represents a loan by the Bukers of the proceeds from a loan that they obtained from PNC Bank as evidenced by that certain Promissory Note dated December 18, 1998, payable to PNC Bank by Dr. John L. Buker and Patricia H. Buker, in the original principal amount of $18,740.00, the outstanding principal amount of which as of May 3, 2000, was $10,902.50, plus accrued interest thereon at the rate of 7.75% per annum (a copy of the note is attached hereto). The proceeds of the note owed by the Bukers to PNC Bank have been loaned to PSC and CWC on the exact same terms and conditions of the note payable by the Bukers to PNC Bank and represent the obligation of PSC and CWC being assumed by Sub hereunder.

The Notes described in paragraphs 1, 2, and 3 described above are herein sometimes referred to collectively as the "PNC Bank Debt".

                                  SCHEDULE "E"
                               SECURITY AGREEMENT

                                  SCHEDULE "F"
                               LEASEHOLD MORTGAGE

                                  SCHEDULE "G"
                           MEDICAL SERVICES AGREEMENT